EX-10.37

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk ("[****]") to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

                                LICENSE AGREEMENT
                    MARSHFIELD CLINIC / LINKAGE GENETICS INC.

        This License Agreement is made by and between MARSHFIELD CLINIC, a nonprofit tax exempt corporation organized and existing under the laws of the State of Wisconsin having its principal office at 1000 North Oak Avenue, Marshfield, Wisconsin 54449-5777 ("MARSHFIELD"), and LINKAGE GENETICS INC., a Utah corporation, having its principal office at 1515 W 2200 S, Suite C, Salt Lake City, Utah 84119-1484 ("LICENSEE"), hereafter collectively referred to as the "PARTIES."

                                    RECITALS

        A. MARSHFIELD is the owner by assignment of the entire right, title and interest of certain Patent Rights (as defined below). The Patent Rights were developed by MARSHFIELD prior to any business relationship between MARSHFIELD and LICENSEE;

        B.      LICENSEE is a biotechnical research and development firm;

        C. MARSHFIELD wishes to grant to LICENSEE a non-exclusive license to use certain Licensed Processes to perform Licensed Services in the Field of Use within the Territory (as defined below), and LICENSEE wishes to receive such a license on the terms and subject to the conditions set forth herein.

                                 1. DEFINITIONS

        1.1 "PATENT RIGHTS" shall mean U. S. Patent Number 5,075,217 (the '217 Patent), entitled "Length Polymorphisms in (dC-dA)no(dG-dT)n, Sequences," issued on December 24, 1991 in the name of James L. Weber (a copy of which is attached hereto as Attachment 1).

        1.2     "FIELD OF USE"  shall  mean  Clinical  Activities  and  Research
Activities.

        1.3 "LICENSED PROCESSES" shall mean any IN VITRO diagnostic processes the manufacture or use of which is covered in whole or in part by the Patent Rights. The Licensed Processes shall include uses by LICENSEE of inventions covered by the Patent Rights for Research Activities and clinical activities.

        1.4 "LICENSED SERVICES" shall mean the performance of the Licensed Processes by LICENSEE.

        1.5 "EFFECTIVE DATE" shall mean January 1,1996, regardless of the date the Parties actually execute the Agreement.

        1.6 "TERRITORY" shall mean the United States and its possessions, and the Commonwealth of Puerto Rico.

        1.7 "THIRD PARTY" shall mean a party other than LICENSEE or MARSHFIELD.

        1.8 "PCR TECHNOLOGY" shall mean polymerase chain reaction technology, a gene amplification process currently covered by United States Patent Nos. 4,683,195 and 4,683,202 and other possible continuations, divisions, reissues, and reexaminations of these patents and other patents.

        1.9 "CLINICAL ACTIVITIES" shall mean activities under LICENSEE'S control which are directly or indirectly related to patient or commercial diagnostic or treatment purposes, or any other activity for which a fee or other consideration is directly or indirectly charged to a customer or patient or received by LICENSEE.

        1.10 "RESEARCH ACTIVITIES" shall mean scientific research programs directly under LICENSEE's control which are specifically directed to research protocol and which are not clinical activities.

        1.11    "CONTRACT   YEAR"  shall  mean  the  twelve  (12)  month  period
beginning on the Effective Date of this Agreement, and each twelve (12) month period thereafter.

        1.12 "LICENSEE" shall include any wholly-owned subsidiary of LICENSEE whose stock or other ownership interests is owned 100% by LICENSEE. The term "LICENSEE" shall also include its Affiliates. An "AFFILIATE" of LICENSEE shall mean an organization controlled by, controlling, or under common control with LICENSEE. For this purpose, "control" means direct or indirect beneficial ownership of at least thirty percent (30%) of the voting stock, or at least thirty percent (30%) interest in the income of such corporation or other business, or an organization in which the amount of ownership is less than fifty percent (50 %) and that amount is the maximum amount permitted pursuant to the relevant law governing the ownership of the organization.

                          2. OWNERSHIP OF PATENT RIGHTS

        2.1 MARSHFIELD warrants and represents that: (i) it is a non-stock corporation duly organized and validly existing under the laws of the State of Wisconsin; (ii) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of MARSHFIELD; and
(iii) it is the sole and exclusive owner of all right, title and interest in the Patent Rights.

                        3. REPRESENTATIONS AND WARRANTIES

        3.1 MARSHFIELD warrants and represents that to the best of MARSHFIELD'S knowledge: (i) the Patent Rights are free and clear of any lien, encumbrance, security interest or restriction which would interfere with the license granted under this Agreement; and (ii) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patent Rights, and that there are no threats of infringement and no infringement suits pending with regard to the Patent Rights.

        3.2 EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, MARSHFIELD MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PATENT RIGHTS, LICENSED PROCESSES OR LICENSED SERVICES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF VALIDITY, ENFORCEABILITY, SCOPE, AND MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        3.3 Except as otherwise stated in this Agreement, MARSHFIELD makes no representations or warranties that the Patent Rights, Licensed Processes or Licensed Services shall be free from infringement of any patent or proprietary rights of a third party.

        3.4 MARSHFIELD makes no representations or warranties as to the validity or scope of any Patent Rights currently existing or existing in the future with respect to the Licensed Processes or Licensed Services.

                                    4. GRANT

        4.1 Subject to the terms of this Agreement, MARSHFIELD grants to LICENSEE and LICENSEE accepts a non-exclusive right and license to use the Licensed Processes to perform Licensed Services in the Field of Use within the Territory. The term of this Agreement shall begin on the Effective Date of this Agreement and continue until this Agreement is terminated as set forth in
Article 7 below.

        4.2 The Licensed Processes may be used solely for the performance of Licensed Services in the Field of Use within the Territory and for no other purpose whatsoever, and no other right, immunity or license is granted expressly, impliedly or by estoppel.

        4.3 LICENSEE expressly acknowledges and agrees that the license granted hereunder is personal to LICENSEE alone and LICENSEE shall have no right to sublicense, assign or otherwise transfer or share its rights except as specifically provided in this Agreement. LICENSEE further agrees that Licensed Services will be performed only by LICENSEE and LICENSEE shall not authorize any other party to practice the Licensed Services.

        4.4 LICENSEE acknowledges and agrees that the license granted hereunder is for the performance of Licensed Services only and specifically excludes any right to make, have made, offer or sell any products, including devices, reagents, kits or diagnostic products for use in the Licensed Processes. LICENSEE further acknowledges and agrees that MARSHFIELD is in the business of providing laboratory testing services and therefore may compete with LICENSEE'S business.

        4.5 LICENSEE understands that practice of the Patent Rights requires the use of PCR Technology as defined in Section 1. 8 above and a separate license may be required to use such PCR Technology. MARSHFIELD neither owns the PCR Technology nor has the right to license the PCR Technology. Therefore, the license granted by this Agreement is NOT to be construed:

                (a)     As a license to use the PCR Technology;

                (b) To include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof of the PCR Technology; or

                (c) As consent by MARSHFIELD to any act which may be performed by LICENSEE, except to the extent allowed by the licensed Processes, under rights herein granted to the LICENSEE.

                                   5. PAYMENTS

        5.1 For the rights, privileges and license granted hereunder, LICENSEE agrees to pay MARSHFIELD the sum of [****] dollars ($[****]) each year the Agreement is in force. The first annual license fee payment of [****] dollars ($[****]) (prorated for the partial year) shall be paid no later than July 1, 1996. The second and subsequent annual license fees shall be paid in four (4) equal installments of [****] dollars ($[****]), due on the last day of each calendar quarter in the Contract Year (March 31, June 30, September 30, December 31). The license fees applicable to any partial Contract Year shall be prorated on a daily basis.

        5.2 The payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in EFFECT at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose MARSHFIELD from exercising any other rights it may have as a consequence of any delay in payment.

        5.3 All payments to MARSHFIELD shall be made in U.S. dollars in the requisite amount, at MARSHFIELD'S option, either to MARSHFIELD directly or to such bank account in the U.S.A. as MARSHFIELD may designate without set off and free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable).

        5.4 LICENSEE shall make payments to MARSHFIELD in the manner provided herein during the term of this Agreement.

                       6. PERFORMANCE OF LICENSED SERVICES

        6.1 The Parties agree that quality assurance is of utmost importance in the performance of Licensed Services. To that end, LICENSEE agrees that it will comply with all applicable federal, state and local regulations applicable to human diagnostic testing and any other testing or procedures conducted by LICENSEE hereunder.

                             7. TERM AND TERMINATION

        7.1 This Agreement shall commence as of the Effective Date of this Agreement, and, unless sooner terminated as provided in this Agreement, will terminate upon expiration of the '217 Patent.

        7.2 This Agreement may also be terminated upon any of the following events:

                (a) If LICENSEE fails to make timely payment or does not cure pursuant to the next sentence, MARSHFIELD may, at its option, elect to terminate this Agreement. The Agreement shall be terminated thirty (30) days after receipt of written notice from MARSHFIELD to LICENSEE, unless LICENSEE cures this default by payment in full within such thirty (30) day period, of all delinquent accounts including any interest. After two (2) or more failures to make timely payment by LICENSEE, MARSHFIELD may terminate this Agreement, without LICENSEE retaining any right to prevent the termination with a subsequent cure, on ten. (10) days written notice unless LICENSEE cures the defect within ten (10) days of notice.


                (b) If LICENSEE is in material default of any obligation hereunder, MARSHFIELD may give written notice to LICENSEE of its intention to terminate this Agreement, and this Agreement shall terminate thirty (30) days after the receipt of such notice unless during the thirty (30) day period the default has been cured to the reasonable satisfaction of MARSHFIELD.

                (c)     MARSHFIELD may terminate this Agreement by giving thirty
                        (30) days written notice to LICENSEE if LICENSEE files a petition of bankruptcy or has any such petition filed against LICENSEE, if LICENSEE goes into compulsory liquidation if the business of LICENSEE is placed in the possession of a receiver, a government, or a government agency, or if LICENSEE makes an assignment for the benefit of creditors.

                (d) LICENSEE may terminate this Agreement upon three (3) month's prior written notice to MARSHFIELD in accordance with Section 13.4.

                (e) This Agreement shall terminate upon the issuance of a final, unappealable ruling by a court of competent jurisdiction holding the '217 Patent to be invalid.

        7.3     Termination   of  this  Agreement   shall  not  terminate:   (i)
LICENSEE's obligation to make all payments which shall then have accrued hereunder; and (ii) LICENSEE's obligation of confidentiality.

        7.4 Upon termination of this Agreement pursuant to any provision hereof, LICENSEE shall:

                (a) Immediately cease all use of the Licensed Processes and the Patent Rights; and

                (b) Refrain from doing anything which would indicate that LICENSEE is associated or working with MARSHFIELD.

                          8. CONFIDENTIALITY-PUBLICITY

        8.1 The termination or expiration of this Agreement for any reason shall not terminate LICENSEE'S obligations of confidentiality.

        8.2 Each party (the "Receiving Party") agrees that any financial, legal or business information or any technical information disclosed to it by the other (the "Disclosing Party") in connection with this Agreement shall be considered confidential and proprietary and the Receiving Party shall not disclose same to any Third Party and shall hold such information in confidence for a period of five (5) years and will not use it other than as permitted under this Agreement provided, however, that any information; know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is reduced, to writing and given to the Receiving Party in written form within thirty (30) days after oral disclosure thereof and marked "Confidential." Such confidential and proprietary information shall include, without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

        8.3 The above obligations of confidentiality shall not be applicable to the extent:

                (a)     such  information is general public  knowledge or, after
                        disclosure   hereunder,   becomes   general   or  public
                        knowledge through no fault of the Receiving Party; or

                (b) such information can be shown by the Receiving Party by its written records to have been (i) in its possession prior to receipt thereof hereunder, or (ii) independently developed by the Receiving Party without any breach of this Agreement; or

                (c) such information is received by the Receiving Party from any Third Party for use or disclosure by the Receiving Party without any obligation to the Disclosing Party provided, however, that information received by the Receiving Party from any Third Party funded by the Disclosing Party or as an agent of the Disclosing Party (e.g.. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception; or

                (d) the disclosure of such information is required to comply with or fulfill governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

        8.4 Each party shall, to the extent reasonably practicable, maintain the confidentiality of the provisions of this Agreement and shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except to the extent a party concludes in good faith that such disclosure is required under applicable laws or regulations, in which case the other party shall be notified in advance of any disclosure.

               9. COMPLIANCE WITH APPLICABLE LAWS; INDEMNIFICATION

        9.1 LICENSEE agrees to comply with all governmental laws and regulations applicable in connection with the use of any rights under this Agreement. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United

States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.

        9.2 In consideration of the license granted herein, LICENSEE shall indemnify, defend and hold MARSHFIELD harmless and indemnify MARSHFIELD against and from any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses, and liabilities of any kind or nature whatsoever including the reasonable attorneys' fees that may be incurred by MARSHFIELD arising directly or indirectly out of or in connection with the practice of the patent rights or performance of the Licensed Services by LICENSEE or other acts or omissions of LICENSEE, or the agents, employees or independent contractors of LICENSEE.

                     10. PATENT INFRINGENENT AND ENFORCEMENT

        10.1 During the term of this Agreement, MARSHFIELD shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights or Licensed Services and, in furtherance of such right, LICENSEE hereby agrees that MARSHFIELD may join LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by MARSHFIELD shall be borne by MARSHFIELD and MARSHFIELD shall keep any recovery or damages for past infringement derived therefrom.

                             11. CONTEST OF VALIDITY

        11.1 In the event LICENSEE contests the validity of any of the Patent Rights, LICENSEE shall (until the Patent Rights are adjudicated invalid or unenforceable in court) continue to make payments as if such contest were not underway. The payments shall continue in effect for the valid claims as long as there is at least one patent within the Patent Rights that has not been adjudicated invalid or unenforceable.

                            12. MOST FAVORED LICENSEE

        12.1 MARSHFIELD agrees that if it should hereafter grant to any third party in competition with LICENSEE, other than a wholly or partially owned subsidiary or affiliate of MARSHFIELD or the United States government or any agency, or division thereof, a license to use the Licensed Products and Processes to perform the Licensed Services, providing for a more favorable annual license fee, payment or other cash or cash equivalent or otherwise readily economically measured terms with the exception of royalties (collectively: "More Favored Payment" or "MFP") to perform the Licensed Services, the LICENSEE shall be entitled to elect to amend this Agreement to provide for such more MFP, subject to such other terms and conditions in such other license as disclosed by MARSHFIELD under this Article.

        12.2 This Article shall not apply to any future license which provides for royalties or license fees based upon a percentage of sales or revenues.

        12.3 MARSHFIELD shall disclose to LICENSEE the MFP contained in any subsequent license granted within sixty (60) days of the execution of said subsequent license. At the same time, MARSHFIELD will also disclose any terms and conditions in said future license which must also be accepted by the LICENSEE if it elects the MFP. The LICENSEE must notify MARSHFIELD in writing of its election to so amend this Agreement within sixty (60)days as provided above, or LICENSEE shall forfeit the right in that regard.

        12.4    This   Article   shall  not  apply  to   forgiveness   for  past
infringements to reach settlement of a lawsuit or genuine dispute between MARSHFIELD and a Third Party with respect to the Licensed Patents.

                          13. MISCELLANEOUS PROVISIONS

        13.1 ASSIGNABILITY: This Agreement and the License herein granted shall not be assignable except with the prior written consent of MARSHFIELD.

        13.2 TRADEMARK AND NAME RIGHTS: Except as otherwise provided in this Agreement, no right, express or implied, is granted by this Agreement to use in any manner the names "Marshfield Clinic," "Marshfield," "Linkage Genetics," or any other trade name or trademark of either party or any simulation, abbreviation, or adaptation of the same, or the name of any employee or agent of a party hereto, without the prior written express consent of such party.

        13.3 RELATIONSHIP BETWEEN PARTIES: MARSHFLELD and LICENSEE are both independent contractors and not joint venturers with or partners, agents on employees of each other. Neither party shall in any respect by act or omission represent or simply or permit any representation or implication by the act or omission of another that it is a joint venturer with, or the partner, agent or employee of the other, or in any respect authorized or empowered to act on behalf of the other, except as specifically provided under the terms of this Agreement. This Agreement does not create a franchise or dealership.

        13.4 NOTICES: All notices and other communications to be given hereunder shall be effective upon receipt. Such notices shall be given in writing by registered or certified mail, postage prepaid, return receipt requested, or by mail-gram telex or facsimile to the respective parties at the following addresses, unless such addresses are changed and the other Party is notified of the change in writing:

For Legal Notices:

LICENSEE:

                Linkage Genetics Inc.
                1515 W. 2200 S, Suite C
                Salt Lake City, Utah 84119-1484
                Attention:_______________________________________

MARSHFIELD:

                Marshfield Clinic
                1000 North. Oak Avenue
                Marshfield, Wisconsin 54449-5777
                Attention:     Michael G. May, Esq.

With a copy to:

                Charles S. Sara, Esq.
                DeWitt Ross & Stevens S. C.
                Firstar Financial Centre
                8000 Excelsior Drive, Suite 401
                Madison, Wisconsin 53717-1914

For Notices relating to technical or business matters:


LICENSEE:

                Linkage Genetics Inc.
                1515 W 2200 S, Suite C
                Salt Lake City, Utah 84119-1484
                Attention:_______________________________________

MARSHFIELD:

                Marshfield Clinic
                1000 North Oak Avenue
                Marshfield, Wisconsin 54449-5777
                Attention:    Michael G. May, Esq.


        13.5 ENTIRE AGREEMENT: The parties hereto acknowledge that this Agreement and its Attachments set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and writings with respect hereto.

        13.6 LAW TO GOVERN: This Agreement shall be deemed to have been made in the State of Wisconsin, and shall be construed, and the respective rights of the parties hereunder determined, in accordance with the laws of the State of Wisconsin.

        13.7 SEVERABILITY: All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements or covenants were not contained herein.

        13.8 MODIFICATION; WAIVER: This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision of that right.

        13.9 COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        13.10 FORCE MAJEURE: No party shall be liable for failure to perform or delay in performing obligations set forth in the Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach, or default is due to natural disasters or any similar causes reasonably beyond the control of such party. Any party desiring to invoke the protection of Force Majeure shall promptly notify the other party of such desire and shall use reasonable efforts to resume performance of its obligations.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date set forth above.

LINKAGE GENETICS INC.



By      /s/ Scott H. Wright
    --------------------------------------------------
         Name: Scott H. Wright
         Title:  Vice President

Date

By      /s/ Richard A. Leer, M.D.
    --------------------------------------------------
    Richard A. Leer, M.D., President Date      8/8/96


Date     8/8/96
    -------------------------------------------------

                                  ATTACHMENT 1

UNITED STATES PATENT                    PATENT NUMBER:                 5,075,217

WEBER                                   DATE OF PATENT:        DECEMBER 24, 1991

--------------------------------------------------------------------------------
Length polymorphisms in (dC-dA)no(dG-dT)n sequences

                                    ABSTRACT

The present invention is directed to a product and process for characterizing the human genome utilizing polymorphic DNA fragments containing (dC-dA)n ..(dG-dT)n. The process comprises identifying polymorphic DNA fragments containing the above tandem repeat sequence followed by characterizing admixtures of genomic material by amplification of fragments containing the tandem repeat sequence using substantially unique and non-polymorphic primer sequences and appropriate separation of the so amplified fragments.

--------------------------------------------------------------------------------
Inventors:  WEBER; JAMES L. (Marshfield, WI)
Assignee:   MARSHFIELD CLINIC (Marshfield, WI)
Appl. No.:  07/341,562
Filed:      APRIL 21, 1989

--------------------------------------------------------------------------------
CURRENT U.S. CLASS:                                      435/6 ; 435/5; 536/25.5
CURRENT INTERNATIONAL CLASS:                                C12Q 1/68 (20060101)
FIELD OF SEARCH:                                          435/6 536/27 935/77,78

--------------------------------------------------------------------------------
                        REFERENCES CITED [REFERENCED BY]

--------------------------------------------------------------------------------
                              U.S. PATENT DOCUMENTS

   4582788              April 1986                  Erlich
   -------
   4623619              November 1986               Owerbach et al.
   -------
   4666828              May 1987                    Gusella
   -------
   4681840              July 1987                   Stephenson et al.
   -------
   4683194              July 1987                   Saiki et al.
   -------
   4683202              July 1987                   Mullis
   -------
   4710461              December 1987               Komano et al.
   -------
   4710465              December 1987               Weissman et al.
   -------


                            FOREIGN PATENT DOCUMENTS

    186271                         Oct., 1985                     GB
    238329                         Mar., 1987                     GB

                                OTHER REFERENCES

Weber, et al., "Genome Mapping", Cold Spring Harbor Meeting, Apr. 27-May 1, 1988. .

Weber, et al., "Abundant New Class of Human DNA Polymorphisms", Am. J. Hum. Genet. 1989 44(3), pp. 388-396. .

Aldridge, et al., "A Strategy to Reveal High-Frequency RFLPs Along the Human X Chromosome", Am. J. Hum. Genet. 36:546-564, 1984. .

Botstein, et al., "Construction of a Genetic Linkage Map in Man Using Restriction Fragment Length Polymorphisms", Am. J. Hum. Genet. 32:314-331, 1980. .

Braaten, et al., "Locations and Contexts of Sequences that Hybridize to Poly (dG-dT).multidot.(dC-dA) in Mammalian Ribosomal DNAs and Two X-Linked Genes", Nucleic Acids Research, vol. 16, #3 1988. .

Das, et al., "The Human Apolipoprotein C-II Gene Sequence Contains a Novel Chromosome 19-Specific Minisatellite in Its Third Intron", The Journal of Biological Chemistry 1987. .

Gilliam, et al., "Isolation of Polymorphic DNA Fragments From Human Chromosome 4", Nucleic Acids Research, vol. 15, #4, 1987. .

Gross, et al., "Chromatin Structure of the Potential Z-Forming Sequence (dT-dG)n.(dC-dA)n ", J. Mol. Bio. (1985) 183.251-265. .

Gross, et al., "The Ubiquitous Potential Z-Forming Sequence of Eucaryotes, (dT-dG)n.(dC-dA)n, Is Not Detectable in the Genomes of Eubacteria, Archaebacteria, or Mitrochondria", Molecular and Cellular Biology, Aug. 1986 pp. 3010-3013. .

Hamada, et al., "Potential Z-DNA Forming Sequences are Highly Dispersed in the Human Genome", Nature vol. 298, Jul. 22, 1982. .

Hamada, et al., "A Novel Repeated Element with Z-DNA-Forming Potential is Widely Found in Evolutionarily Diverse Eukaryotic Genomes", Proc. Natl. Acad. Sci. U.S.A. 79 (1982). .

Hamada, et al., "Characterization of Genomic Poly(dT-dG).Poly (dC-dA) Sequences:
Structure, Organization, and Conformation", Molecular and Cellular Biology, Dec. 1984, pp. 2610-2621. .

Hamada, et al., "Enhanced Gene Expression by the Poly (dT-dG).Poly (dC-dA), Sequence", Molecular and Cellular Biology, Dec. 1984, pp. 2622-2630. .

Jeffreys, et al., "Spontaneous Mutation Rates to New Length Alleles at Tandem-Repetitive Hypervariable Loci in Human DNA", Nature vol. 332, Mar. 17, 1988. .

Jeffreys, et al., "Hypervariable `Minisatellite` Regions in Human DNA", Nature, vol. 314 Mar. 7, 1985. .

Miesfeld, et al., "A Member of a New Repeated Sequence Family Which is Conserved Throughout Eucaryotic Evolution is Found Between the Human .delta. and .beta. Globin Genes", Nucleic Acids Research, vol. 9, #22, 1981. .

Mullis, et al., "Specific Synthesis of DNA in Vitro via a Polymerase-Catalyzed Chain Reaction", Methods in Enzymology, vol. 155, 1987. .

Nakamura, et al., "Variable Number of Tandem Repeat (VNTR) Markers for Human Gene Mapping", Science, vol. 235, Mar. 27, 1987. .

Nordheim, et al., "The Sequence (dC-dA)n.(dG-dT)n Forms Left-Handed Z-DNA in Negatively Supercoiled Plasmids", Proc. Natl. Acad. Sci. U.S.A., vol. 80, pp. 1821-1825, Apr. 1983. .

Overhauser, et al., "Identification of 28 DNA Fragments That Detect RFLPs in 13 Distinct Physical Regions of the Short Arm of Chromosome 5", Nucleic Acids Research, vol. 15, #11, 1987.

Pardue, et al., "(dC-dA)n.(dG-dT)n Sequences Have Evolutionarily Conserved Chromosomal Locations in Drosophila with Implications for Roles in Chromosome Structure and Function", The EMBO Journal, vol. 6, #6, pp. 1781-1789, 1987.

Saiki, et al., "Enzymatic Amplification of beta-Globin Genomic Sequences and Restriction Site Analysis for Diagnosis of Sickle Cell Anemia", Science, vol. 20, Dec. 1985. .

Saiki, et al., "Primer-Directed Enzymatic Amplification of DNA with a Thermostable DNA Polymerase", Science, vol. 239, Jan. 29, 1988. Schumm, et al., "Identification of More Than 500 RFLPs by Screening Random Genomic Clones", Am.
J. Hum. Genet. 42:143-159, 1988.

Shen, et al., "Sequence of the Human Somatostatis I Gene", Science, vol. 224, Apr. 13, 1984. .

Skolnick, et al., "Simultaneous Analysis of Multiple Polymorphic Loci Using Amplified Sequence Polymorphisms (ASPs)", Genomics 2, 273-279 (1988).

Slightom, et al., "Human Fetal.sup.G .gamma and .sup.A .gamma-Globin Genes:
Complete Nucleotide Sequences Suggest That DNA Can be Exchanged Between These Duplicated Genes", Cell, vol. 21, 627-638, Oct. 1980.

Sun, et al., "Non-Alu Family Interspersed Repeats in Human DNA and Their Transcriptional Activity", Nucleic Acids Research, vol. 12, #6, 1984.

Tautz, et al., "Simple Sequences are Ubiquitous Repetitive Components of Eukaryotic Genomes", Nucleic Acids Research, vol. 12, #10, 1984.

PRIMARY EXAMINER: Wax; Robert A.
ASSISTANT EXAMINER: Fleisher; Mindy B.
ATTORNEY, AGENT OR FIRM: Andrus, Sceales, Starke & Sawall
--------------------------------------------------------------------------------
                                     CLAIMS

--------------------------------------------------------------------------------

I claim:

1. A method of analyzing or typing polymorphic DNA fragments which contain (dC-dA)n.(dG-dT)n repeats which are specific to particular loci in the genome comprising:

amplifying at least one polymorphic DNA fragment containing at least one (dC-dA)n.(dG-dT)n segment using the polymerase chain reaction with a DNA sample which includes the said DNA fragment as a template, and with two oligonucleotide primers sufficiently complementary to non-repeated sequences at the ends of said fragment within said sample to hybridize therewith, and separating and characterizing amplified fragments on the basis of size.

2. The method of claim 1 further comprising labeling or marking said polymorphic DNA fragments.

3. The method of claim 1 wherein said primers are obtained by direct synthesis.

4. The method of claim 1 wherein said primers are end-labeled.

5. The method of claim 1 wherein more than one DNA fragment containing at least one segment of

(dC-dA)n.(dG-dT)n is amplified and characterized simultaneously.

6. The method of claim 1 used to establish the identity, pedigree, or relationship of an individual comprising comparison of said amplified fragments with amplified fragments from the DNA of one or more control individuals wherein the control DNA samples have been similarly amplified and characterized.

7. The method of claim 1 wherein the amplified fragments are separated and characterized by gel electrophoresis.

8. The method of claim 1 wherein the DNA sample is genomic DNA.

9. The method of claim 1 wherein the DNA sample is cloned DNA. [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                                   DESCRIPTION

--------------------------------------------------------------------------------

BACKGROUND AND FIELD OF THE INVENTION

The invention relates to polynucleotides which comprise an abundant new class of DNA polymorphisms and to a method for analyzing these polymorphisms. The polymorphisms can be used to identify individuals such as in paternity and forensic testing, and can also be used to map genes which are involved in genetic diseases or in other economically important traits.

The vast majority of DNA in higher organisms is identical in sequence among different individuals (or more accurately among the chromosomes of those individuals). A small fraction of DNA, however, is variable or polymorphic in sequence among individuals, with the formal definition of polymorphism being that the most frequent variant (or allele) has a population frequency which does not exceed 99% (Gusella, J. F. (1986), Ann. Rev. Biochem. 55:831-854). In the past, polymorphisms were usually detected as variations in gene products or phenotypes such as human blood types. Currently, almost all polymorphisms are detected directly as variations in genomic DNA.

Analysis of DNA polymorphisms has relied on variations in the lengths of DNA fragments produced by restriction enzyme digestion. Most of these restriction fragment length polymorphisms (RFLPs) involve sequence variations in one of the recognition sites for the specific restriction enzyme used. This type of RFLP contains only two alleles, and hence is relatively uninformative. A second type of RFLP is more informative and involves variable numbers of tandemly repeated DNA sequences between the restriction enzyme sites. These polymorphisms called minisatellites or VNTRs (for variable numbers of tandem repeats) were developed first by Jeffreys (Jeffreys et al (1985), Nature 314:67-73).

Jeffreys has filed two European patent applications, 186,271 and 238,329 dealing with the minisatellites. The first Jeffreys' application ('271) identified the existence of DNA regions containing hypervariable tandem repeats of DNA. Although the tandem repeat sequences generally varied between minisatellite regions, Jeffreys noted that many minisatellites had repeats which contain core regions of highly similar sequences. Jeffreys isolated or cloned, from genomic DNA, polynucleotide probes comprised essentially of his core sequence (i.e., wherein the probe had at least 70% homology with one of his defined cores). These probes were found to hybridize with multiple minisatellite regions (or loci). The probes were found to be useful in forensic or paternity testing by the identification of unique or characteristic minisatellite profiles. The later Jeffreys' European patent application proposed the use of probes which were specific for individual minisatellites located at specific loci in the genome. One problem with the Jeffrey's approach is that some of the most highly variable and hence useful minisatellites are susceptible to significant frequencies of random mutation (Jeffreys et al (1988), Nature 332:278-281).

Other tandemly repeated DNA families, different in sequence from the Jeffreys minisatellites, are known to exist. In particular, (dC-dA)n(dG-dT)n sequences have been found in all eukaryotes that have been examined. In humans there are 50,000-100,000 blocks of (dC-dA)n.(dG-dT)n sequences, with n ranging from about 15-30 (Miesfeld et al (1981), Nucleic Acids Res. 9:5931-5947; Hamada and Kakunaga (1982), Nature 298:396-398; Tautz and Renz (1984), Nucleic Acids Res. 12:4127-4138). Prior to the work of this invention, a number of different human blocks of (dC-dA)n.(dG-dT)n repeats had been cloned and sequenced, mostly unintentionally along with other sequences of interest. Several of these characterized sequences were analyzed independently from two or more alleles. In arriving at this invention, sequences from these different alleles were compared; variations in the number of repeats per block of repeats were found in several cases (Weber and May (1989), Am. J. Hum. Genet. 44:388-396) (incorporated herein by reference in its entirety). The majority of these cases were not noted in publications. Although three isolated research groups produced published notations of site specific differences in sequence length (Das et al
(1987), J. Biol. Chem. 262:4787-4793; Slightom et al (1980), Cell 21:627-638;
Shen and Rutter (1984), Science 224:168-171), none of the groups recognized nor appreciated the extent of this variability or its usefulness and none generalized the observation. The other groups also did not consider the use of (dC-dA)n.(dG-dT)n sequences as genetic markers and did not offer a method by which such polymorphisms might be analyzed.

SUMMARY OF THE INVENTION

It has been discovered that (dC-dA)n.(dG-dT)n sequences exhibit length polymorphisms and therefore serve as an abundant pool of potential genetic markers (Weber and May (1988), Am. J. Hum. Genet. 43:A161 (abstract); Weber and May (1989), Am. J. Hum. Genet. 44:388-396) (both incorporated herein by reference). Accordingly, as a first feature of the present invention, polynucleotides are provided consisting of a DNA fragment, preferably ..ltoreq.300 base pairs (bp) in length, containing one or more blocks of tandem dinucleotide repeats (dC-dA)n.(dG-dT)n where n is preferably .gtoreq.6.

A further aspect of the invention is the provision of a method for analyzing one or more specific (dC-dA)n.(dG-dT)n polymorphisms individually or in combination, which involves amplification of a small segment(s) of DNA (containing the block of repeats and some non-repeated flanking DNA) starting with a DNA template using the polymerase chain reaction, and sizing the resulting amplified DNA, preferably by electrophoresis on polyacrylamide gels. In a preferred embodiment, the amplified DNA is labeled during the amplification reaction by incorporation of radioactive nucleotides or nucleotides modified with a non-radioactive reporter group.

A further aspect of the invention is the provision of primers for the amplification of the polymorphic tandemly repeated fragments. The primers are cloned, genomic or preferably synthesized and contain at least a portion of the non-repeated, non-polymorphic flanking region sequence.

A further aspect of the invention is the provision of a method for determining the sequence information necessary for primer production through the isolation of DNA fragments, preferably as clones, containing the (dC-dA)n.(dG-dT)n repeats, by hybridization of a synthetic, cloned, amplified or genomic probe, which contains a sequence that is substantially homologous to the tandemly repeated sequence(dC-dA)n.(dG-dT)n, to the DNA fragment. In a preferred embodiment the probe would be labeled, e.g., end labelling, internal labeling or nick translation.

In a more particular aspect of the present invention, some or all of the polynucleotide primers are (32) P or (35) S labeled in any conventional manner, such as end labeling, interior labeling, or post reaction labeling. Alternative methods of labeling are fully within the contemplation of the invention such as biotin labeling or possibly enzyme labeling (Matthews and Kricka (1988), Anal. Biochem. 169:1-25).

BRIEF DESCRIPTION OF THE FIGURES

FIG. 1 is an example of a human (dC-dA)n.(dG-dT)n polymorphism showing the sequence of the amplified DNA, the primers used in the amplification, and an autoradiograph of a polyacrylamide gel loaded with amplified DNA from this marker.

FIG. 2 is an additional example of length polymorphisms in amplified fragments containing (dC-dA)n.(dG-dT)n sequences. Shown is an autoradiograph of a polyacrylamide gel.

FIG. 3 is an autoradiograph of a polyacrylamide gel loaded with DNA amplified from the human Mfd3, ApoAII locus using DNA from three unrelated individuals as template and labeled through three different approaches: labeling the interiors of both strands with alpha (32) P-dATP, end-labeling the GT-strand primer with
(32) P phosphate, or end-labeling the CA-strand primer with (32) P phosphate.

FIG. 4 is an example of the Mendelian inheritance of three different human (dC-dA)n.(dG-dT)n markers through three generations. Shown are the pedigree of this family, an autoradiograph of a gel loaded with the amplified DNA and a list of the genotypes of the individual family members.

FIG. 5 is an autoradiograph showing treatment of amplified DNA containing (dC-dA)n.(dG-dT)n sequences with either the Klenow fragment of DNA polymerase I or with T4 DNA polymerase.

FIG. 6 is an autoradiograph showing the effect of additional polymerase chain reaction cycles on amplified DNA for the Mfd3 marker from a single individual.

DETAILED DESCRIPTION OF THE PREFERRED EMBODIMENTS

Development of a polymorphic DNA marker based on length variations in blocks of (dC-dA)n.(dG-dT)n repeats involves the following steps. First the sequence of a segment of DNA containing the repeats must be determined. This is accomplished most commonly by selecting a genomic DNA clone through hybridization to synthetic poly(dC-dA).poly(dG-dT) and then subsequently sequencing that clone. This same step can also be accomplished simply by selecting a suitable sequence from the literature or from one of the DNA sequence databases such as GenBank. The later approach is severely limited by the relatively small number of (dC-dA)n.(dG-dT)n sequences that have been published. Second, once the sequence to be used is in hand, a pair of appropriate primers can be synthesized which are at least partially complementary to non-repeated, non-polymorphic sequences which flank the block of dinucleotide repeats on either side. Third, these primer pairs are used in conjunction with a genomic DNA (or occasionally cloned DNA) template to amplify a small segment of DNA containing the repeats using the polymerase chain reaction (Saiki et al (1985), Science 230:1350-1354 and U.S. Pat. No. 4,683,202,
the substance of which is incorporated herein in its entirety). The DNA is preferably labeled during the amplification process by incorporating radioactive nucleotides. Fourth, the amplified DNA is resolved by polyacrylamide gel electrophoresis in order to determine the sizes of these fragments and hence the genotypes of the genomic DNA donors.

To exemplify the informativeness of the CA-GT repeats, sequences from 25 different human polymorphic markers of the type which can be used within the present invention, are listed in Table 1 in Example I. Each sequence represents only one allele at each specific locus. The first five sequences were taken from a computer search of GenBank; the remaining sequences were determined in the laboratory (see Example I). As can be seen in this compilation, the sequences exhibit substantial variation in the form of the tandem repeats. Some sequences, like for example markers Mfd3, Mfd17 and Mfd23, contain only CA-GT repeats with no imperfections. Other sequences, like for example Mfd2, Mfd7, Mfd13, and Mfd19 contain in addition to long runs of perfect CA-GT repeats, one or more imperfections in the run of repeats. These imperfections can be additional bases as in Mfd2 or more frequently GA-TC, AT-TA or CG-GC dinucleotide repeats as in Mfd7, Mfd13 and Mfd19. Homogenous runs of other dinucleotide repeats are often found in association with the CA-GT repeats like for example in Mfd5 and Mfd21. All of these repeat sequences can be used in this application.

Every human (dC-dA)n.(dG-dT)n sequence with 11 or more repeats that has been tested by the invention has been found to be polymorphic (over 30 sequences to date). Since there are an estimated 50,000-100,000 (dC-dA)n.(dG-dT)n blocks in the human genome, blocks are separated by an average spacing of 30,000-60,000 bp which is extremely tight in genetic terms. Two polymorphic markers spaced so that there is only 1% recombination between them are generally thought to be about 10.sup.6 bp apart; markers spaced only 50,000 bp apart on the average would be coinherited 99.95% of the time. This means that (dC-dA)n.(dG-dT)n markers should find significant usage in the genetic mapping and clinical diagnosis of human genetic diseases, much as RFLPs have been used in the mapping and diagnosis of diseases such as cystic fibrosis (White and Lalouel (1988), Ann. Rev. Genet. 22:259-279).

The correspondence between polymorphisms (which are relatively rare in the genome) and the (dC-dA)n.(dG-dT)n sequences is very strong evidence that the repeats are mainly, if not entirely, responsible for the sequence length variations. Further evidence comes from the fact that amplified polymorphic fragments containing the (dC-dA)n.(dG-dT)n sequences always differ in size by multiples of 2 bp. Direct sequencing (see Example VI below) of allelic DNA also confirms this interpretation.

The informativeness of the (dC-dA)n.(dG-dT)n polymorphisms is good to very good, with heterozygosities ranging from 34-91%. Most of the (dC-dA)n.(dG-dT)n markers are therefore more informative than the two-allele RFLPs (Donis-Keller et al (1987), Cell 51:319-337; Schumm et al (1988), Am. J. Hum. Genet. 42:143-159). The number of alleles counted for the (dC-dA)n.(dG-dT)n markers tested to date has ranged from 4-11. Relatively high numbers of alleles also improves the usefulness of these markers. Alleles tend to differ by relatively few numbers of repeats, with the result that all alleles for a single marker may span a range in size of 20 bp or less. This means that amplified fragments from several different markers can be analyzed simultaneously on the same polyacrylamide gel lanes, greatly improving the efficiency of the amplification process and the ability to identify individuals using the test.

In addition to the inherent useful properties of the (dC-dA)n.(dG-dT)n markers, the use of the polymerase chain reaction to analyze the markers offers substantial advantages over the conventional blotting and hybridization used to type RFLPs. One of these advantages is sensitivity. Whereas microgram amounts of DNA are generally used to type RFLPs, ten nanograms of genomic DNA is sufficient for routine genotyping of the (dC-dA)n.(dG-dT)n block markers (FIG. 3), and the polymerase chain reaction has recently been described as capable of amplifying DNA from a single template molecule (Saiki et al (1988), Science 239:487-491). Enough DNA can be isolated from a single modest blood sample to type tens of thousands of (CA)n block markers. Another advantage of the polymerase chain reaction is that the technique can be partially automated. For example, several commercial heating blocks are available which can automatically complete the temperature cycles used for the polymerase reaction. Automatic amplification reactions and the capability to analyze hundreds of markers on each polyacrylamide gel mean that the (dC-dA)n.(dG-dT)n markers can be analyzed faster than RFLPs and are more readily usable in practical applications such as identity testing.

The practical outer limits of the length of the amplified DNA fragment is generally limited only by the resolving power of the particular separation system employed. The thin denaturing gels used in the work leading to this application are capable of resolving fragments differing by as little as 2 bases up to a total fragment length of about 300 bp. Use of longer gels and longer electrophoresis times could extend the resolving power up to perhaps 600 bp or even more. However the longer the fragment the lower the proportion of its length will be made up of the (dC-dA)n.(dG-dT)n sequences, and hence the more difficult the resolution.

One specific application for the present invention is in the identification of individual humans such as in paternity and maternity testing, immigration and inheritance disputes, zygosity testing in twins, tests for inbreeding in man, evaluation of the success of bone marrow transplantation, quality control of human cultured cells, identification of human remains, and testing of semen samples, blood stains, and other material in forensic medicine. In this application, the ability to run numerous markers in a single amplification reaction and gel lane gives this procedure the possibility of extreme efficiency and high throughput.

Another specific application would be in human genetic analysis, particularly in the mapping through linkage analysis of genetic disease genes and genes affecting other human traits, and in the diagnosis of genetic disease through coinheritance of the disease gene with one or more of the polymorphic (dC-dA)n.(dG-dT)n markers.

A third specific application contemplated for the present invention is in commercial animal breeding and pedigree analysis. All mammals tested for (dC-dA)n.(dG-dT)n sequences have been found to contain them (Gross and Garrard
(1986), Mol. Cell. Biol. 6:3010-3013). Also, as a byproduct of efforts to develop (dC-dA)n.(dG-dT)n markers specific for human chromosome 19 from a library developed from a hamster-human somatic cell hybrid, several hamster (dC-dA)n.(dG-dT)n markers have been developed (Weber and May (1989), Am. J. Hum. Genet. 44(3):388-396).

A fourth specific application is in commercial plant breeding. Traits of major economic importance in plant crops can be identified through linkage analysis using polymorphic DNA markers. The present invention offers an efficient new approach to developing such markers for various plant species.

It is also contemplated that the present invention and method of characterization could be easily extended to include other tandemly repeated simple sequences which may be polymorphic. Examples include (dG-dA)n.(dC-dT)n, (dT-dA)n.(dA-dT)n, and even (dA)n.(dT)n.

EXAMPLES

Example I

This example describes the method used to identify and isolate specific (dC-dA) fragments.

General Procedure

Total human genomic DNA or total DNA from a chromosome 19-specific large insert page library (LL19NL01) was digested to completion with Sau3A I, Alu I, Taq I, or a combination of Sau3A I and Taq I. DNA fragments ranging in size from about 150 to 400 base pairs were purified by preparative agarose gel electrophoresis (Weber et al (1988), J. Biol. Chem. 263:11321-11425), and ligated into mp18 or mp19 m13 vectors. Nitrocellulose plaque lifts (Benton and Davis (1977), Science 196:180-182) prepared from the resulting clones were screened by hybridization to synthetic poly(dC-dA).poly(dG-dT) which had been nick-translated using both alpha (32) P-dATP and alpha (32) P-dTTP to a specific activity of about 5.times.10.sup.7 cpm/.mu.g. Hybridizations were carried out in 6XSSC, pH 7.0,
2.5 mM EDTA, 5.0% (v/v) O'Darby Irish Cream Liqueur at 65(o). After hybridization, filters were washed in 2XSSC, 25 mM NaPO4, 0.10% SDS, 5.0 mM EDTA, 1.5 mM Na4 P2 O7, pH 7.0, and then in 1XSSC, 0.10% SDS, 5.0 mM EDTA, pH
7.0. Phage from the first screen were usually diluted and then screened a second time to insure plaque purity. Single stranded DNA was isolated from the positive clones and sequenced as described (Biggin et al (1983), Proc. Natl. Acad. Sci. USA 80:3963-3965).

GenBank DNA databases were screened for the presence of sequences with (dC-dA)6 or (dG-dT)6 using the QUEST program made available by Intelligenetics Inc. through the national BIONET computing network. Since the sequences of only one of the two strands of each DNA fragment are compiled in GenBank, separate screens for both CA and GT repeats are necessary.

Results

The hybridization procedure was used to isolate and sequence over one hundred (dC-dA)n.(dG-dT)n blocks and the DNA immediately flanking the repeats. Examples are listed in Table 1 (Mfd6-25). Numbers of CA-GT dinucleotide repeats within the blocks ranged from 10 to over 30. Many of the blocks had imperfect repeats or were adjacent to tandem repeats with different sequences.

(dC-dA)n.(dG-dT)n sequences obtained from the GenBank screens (Mfd1-5) were similar to those obtained through the hybridization procedure, except that sequences containing as few as six repeats could be selected.

TABLE 1

---------------------------------------------------------------------------------------
MARKER     REPEAT SEQUENCE                  PRIMER SEQUENCES
---------------------------------------------------------------------------------------
Mfd1   CATA(CA)19                       GCTAGCCAGCTGGTGTTATT: ACCACTCTGGGAGAAGGGTA
Mfd2   (AC)13 A(AC)17 A                 CATTAGGATGCATTCTTCTG: GTCAGGATTGAACTGGGAAC
Mfd3   (CA)16 C                         GGTCTGGAAGTACTGAGAAA: GATTCACTGCTGTGGACCCA
Mfd4   (AC)12 GCACAA(AC)13 A            GCTCAAATGTTTCTGCAACC: CTTTGTAGCTCGTGATGTGA
Mfd5   (CT)7 (CA)23                     CATAGCGAGACTCCATCTCC: GGGAGAGGGCAAAGATCGAT
Mfd6   (CA)5AA(CA)13                    TCCTACCTTAATTTCTGCCT: GCAGGTTGTTTAATTTCGGC
 Mfd7  (CA)20TA(CA)2                    GTTAGCATAATGCCCTCAAG: CGATGGAGTTTATGTTGAGA
Mfd8   (AC)20A                          CGAAAGTTCAGAGATTTGCA: ACATTAGGATTAGCTGTGGA
Mfd9   (CA)17                           GATGTCTCCTTGGTAAGTTA: AATACCTAGGAAGGGGAGGG
Mfd10  (AC)14A                          CATGCCTGGCCTTACTTGC: AGTTTGAGACCAGCCTGCG
Mfd11  (AC)23A                          ACTCATGAAGGTGACAGTTC: GTGTTGTTGACCTATTGCAT
Mfd12  (AC)11AT(AC)8A                   GGTTGAGATGCTGACATGC: CAGGGTGGCTGTTATAATG
Mfd13  (CA)4CGCG(CA)19C                 TTCCCTTTGCTCCCCAAACG: ATTAATCCATCTAAAAGCGAA
Mfd14  (AC)23A                          AAGGATATTGTCCTGAGGA: TTCTGATATCAAAACCTGGC
Mfd15  (AC)25                           GGAAGAATCAAATAGACAAT: GCTGGCCATATATATATTTAAACC
Mfd16  G(CG)4(CA)5TA(CA)3(TA)2(CA)6     AGAGATTAAAGGCTAAATTC: TTCGTAGTTGGTTAAAATTG
       CCAA(CA)21

Mfd17  (AC)23                           TTTCCACTGGGGAACATGGT: ACTCTTTGTTGAATTCCCAT
Mfd18  (AC)18                           AGCTATCATCACCCTATAAAAT: AGTTTAACCATGTCTCTCCCG
Mfd19  (AC)8AG(AC)3AG(AC)24             TCTAACCCTTTGGCCATTTG: GCTTGTTACATTGTTGCTTC
       TCAC(TC)6T
Mfd20  (AC)17                           TTTGAGTAGGTGGCATCTCA: TTAAAATGTTGAAGGCATCTTC
Mfd21  (TA)6TT(TA)2TC(TA)5TT(TA)3       GCTCAGGAGTTCGAGATCA: CACCACACCCGACATTTTA
       CA(TA)7(CA)8TACATG(TA)3
Mfd22  (TA)4(CATA)2(CA)20(GA)2(CAGA)5   TGGGTAAAGAGTGAGGCTG: GGTCCAGTAAGAGGACAGT
Mfd23  (AC)20                           AGTCCTCTGTGCACTTTGT: CCAGACATGGCAGTCTCTA
Mfd24  (AC)7AGAG(AC)14 A                AAGCTTGTATCTTTCTCAGG: ATCTACCTTGGCTGTCATTG
Mfd25  (CA)11                           TTTATGCGAGCGTATGGATA: CACCACCATTGATCTGGAAG
---------------------------------------------------------------------------------------

Example II

In this example a subset of the sequences isolated and identified as in Example I were amplified and labeled using the polymerase chain reaction, and were then resolved on polyacrylamide gels to demonstrate length polymorphisms in these sequences.

General Procedures

Oligodeoxynucleotide primers were synthesized on a Cyclone DNA synthesizer (Biosearch, Inc., San Rafael, Calif. Primers were 19-22 total bases in length, and contained 7-11 G+C bases. Self-complementary regions in the primers were avoided.

Genomic DNA was isolated from nucleated blood cells as described (Aldridge et al
(1984), Am. J. Hum. Genet. 36:546-564). Standard polymerase chain reactions (Saiki et al (1985), Science 230:1350-1354; Mullis and Faloona (1987), Method Enzymol. 155:335-350; Saiki et al (1988), Science 239:487-491) were carried out in a 25 (mu)l volume containing 10-20 ng of genomic DNA template, 100 ng each oligodeoxynucleotide primer, 200 (mu)M each dGTP, dCTP and dTTP, 2.5 (mu)M dATP, 1-2 (mu)Ci of alpha 32 P-dATP at 800 CI/mmole or alpha (35) S-dATP at 500 Ci/mmole, 50 mM KCl, 10 mM Tris, pH 8.3, 1.5 mM MgCl2, 0.01% gelatin and about
0.75 unit of Taq polymerase (Perkin Elmer Cetus, Norwalk, Conn.). Samples were overlaid with mineral oil and processed through 25 temperature cycles consisting of 1 min at 94 degree. (denaturation), 2 min at 55degree (annealing), and 2.5 min at 72 degree (elongation). The last elongation step was lengthened to 10 min.

Results shown in FIG. 1 were obtained using conditions slightly different than the standard conditions. Templates were 100-200 ng of genomic DNA, annealing steps were 2.5 min at 37degree, elongation steps were 3.5 min at 72 degree, and alpha (35) S-dATP was added after the 18th cycle rather than at the beginning of the reactions. The plasmid DNA sample was amplified starting with 50 pg of total plasmid DNA as template.

Primers for the Mfd15 marker shown in FIG. 2 are listed in Table 1. Primers for the Mfd26 marker also shown in FIG. 2 are CAGAAAATTCTCTCTGGCTA and CTCATGTTCCTGGCAAGAAT, and primers for the Mfd31 marker are TAATAAAGGAGCCAGCTATG and ACATCTGATGTAAATGCAAGT.

Aliquots of the amplified DNA were mixed with two volumes of formamide sample buffer and electrophoresed on standard denaturing polyacrylamide DNA sequencing gels. Gels were then fixed, dried and processed for autoradiography. Exposure times were about 2 days. Gel size standards were dideoxy sequencing ladders produced using m13, mp10 or mp8 DNA as template.

Results

FIG. 1 shows the amplified DNA fragments for the IGF1 marker in seven unrelated individuals (1-7). Z represents the most frequent allele; Z-2, the allele that is two bp larger than the most frequent; Z-2, the allele that is 2 bp smaller, etc. K indicates Kpn I digestion of amplified samples 1 and 7. Kpn digestions reduce the number of bands to half the original number because the CA strand, which normally migrates with an apparent size of about four bases less than the GT strand, is after Kpn I digestion, four bases longer than the GT strand resulting in comigration of the two strands. P refers to DNA amplified from a plasmid DNA sample containing the IGF1 (CA)n block. Sizes of the DNA fragments in bases are indicated on the left. At the top of the figure are shown the sequence of the amplified DNA along with the primer sequences and the site of Kpn I cleavage.

Because the CA and GT strands of the amplified DNA fragments migrate with different mobilities under the denaturing electrophoresis conditions (see Example III below), homozygotes yield two bands and heterozygotes four bands. The band corresponding to the faster moving CA strand is more intense on the autoradiographs than the band for the slower GT strand because the adenine content of the CA strand is higher and labeling is with alpha (35) S-dATP. Two of the seven individuals shown in FIG. 1 (1 and 3) were homozygous for the predominant allele (Z) of the IGF1 (CA)n block; the remainder were heterozygotes of various types.

Proof that the amplified DNA was really from the IGF1 gene and not from some other portion of the genome includes; that the amplified DNA was of the general expected size range for the primers used, that the amplified DNA hybridized to nick-translated poly(dC-dA).poly(dG-dT) (not shown), that this DNA was cleaved by a restriction enzyme, Kpn I, at the expected position (FIG. 1, lanes 1K and 7K), and that plasmid DNA containing the IGF1 sequence could be used as polymerase chain reaction template to yield DNA of the same size as was amplified from the genomic DNA templates (FIG. 1, lane P).

FIG. 2 shows additional examples of polymorphic amplified DNA fragments containing (dC-dA)n.(dG-dT)n sequences. In this case three different markers fragments, Mfd15, Mfd26 and Mfd31 were amplified simultaneously from genomic DNA templates from several different individuals.

Example III

Comparison of different labeling approaches.

General Procedure

The ApoAII (Mfd3) CA or GT strand oligodeoxynucleotide primers were end-labeled for 1 h at 37.degree. in a 50 .mu.l reaction containing 90 pmoles (600 ng) of primer, 33 pmoles of gamma (32) P-ATP at 3000 Ci/mmole, 10 mM MgCl2, 5 mM DTT, 50 mM Tris, pH 7.6, and 50 units of T4 polynucleotide kinase. Polymerase chain reactions were carried out in 25 (mu)l volumes with 50 ng of end-labeled primer and 86 ng of each unlabeled primer. Interior labeling was performed as in Example II.

Results

Rather than labeling the amplified DNA throughout the interiors of both strands, one or both of the polymerase chain reaction primers can be end-labeled using polynucleotide kinase. FIG. 3 shows the results of such an experiment using as template, DNA from three different individuals (1-3) and labeling throughout the interiors of both strands versus labeling of the GT strand primer only versus labeling of the CA strand primer only. Individual 1 is a homozygote and individuals 2 and 3 are heterozygotes. Note that because of strand separation during the denaturing gel electrophoresis labeling of both strands produces two major bands per allele on the autoradiograph, whereas labeling of the GT strand primer gives predominantly only the upper band for each allele and labeling the CA strand primer gives predominantly only the lower band for each allele. Additional fainter bands on the autoradiograph are artifacts of the polymerase chain reaction and will be discussed in Example VI.

Example IV

Estimates of informativeness and allele frequencies for the (dC-dA)n.(dG-dT)n markers.

General Procedure

Estimates of PIC (polymorphism information content) (Botstein et al (1980), Amer. J. Hum. Genet. 32:314-331) and heterozygosity were obtained by typing DNA from 41-45 unrelated Caucasians for markers Mfd1-Mfd4, or by typing DNA From 75-78 parents of the 40 CEPH (Centre d'Etude du Polymorphisme Humain, Paris, France) reference families for markers Mfd5-Mfd10. The CEPH families are from the U.S.A., France, and Venezuela. Estimates of allele frequencies were calculated from the same data.

Results

PIC and heterozygosity values for the first ten (dC-dA)n.(dG-dT)n markers are shown in Table 2. Values ranged from 0.31 to 0.80 with average PIC of 0.54.+-.0.14 and average heterozygosity of 0.56.+-.0.15. The informativeness of the (CA)n block markers is generally superior to standard unique sequence probe polymorphisms (Gilliam et al (1987), Nucleic Acids Res. 15:1445-1458; Overhauser et al (1987), Nucleic Acids Res. 15:4617-4627; Schumm et al (1988), Am. J. Hum. Genet. 42:143-159) and as good as many minisatellite polymorphisms (Nakamura et al (1987), Science 235:1612-1622). Considering the vast number of (CA)n blocks in the human genome, it is likely that a subset of up to several thousand can be identified with average heterozygosities of 70% or better.

The number of different alleles detected for the first ten markers (Table 2) ranged from 4 to 11. Alleles always differed in size by multiples of two bases (from CA strand to CA strand bands), consistent with the concept that the number of tandem dinucleotide repeats is the variable factor. Allele frequencies for the first ten markers are shown in Table 3. For most of the test markers, major alleles were clustered in size within about 6 bp on either side of the predominant allele. Amplified fragments must be small enough so that alleles differing in size by as little as two bases can easily be resolved on the polyacrylamide gels. The size differences between the largest and smallest alleles were <20 bp for most of the markers, and therefore several markers can be analyzed simultaneously on the same gel lane (see FIGS. 2 and 4).

TABLE 2
================================================================================
                  INFORMATIVENESS OF (DC-DA)n.(DG-DT)n MARKERS

                      Length of                      Number
Marker   Chromosome   Amplified        Repeat          of       Hetero-
 (a)     Location       DNA(b)       Sequence(c)     Alleles   zygosity   PIC(d)
--------------------------------------------------------------------------------
Mfd1     12q22-q24.1    192 bp       CATA(CA)19         5         54%      0.53
Mfd2     3q21-qter      120 bp     (CA)13A(CA)17        4         34%      0.31
Mfd3     1q21-q23       137 bp         (AC)16           6         74%      0.65
Mfd4     3q28           169 bp   (AC)12GCACAA(AC)13     6         51%      0.46
Mfd5     19q12-q13.2    151 bp      (CT)7(CA)23        11         80%      0.79
Mfd6          --        192 bp     (CA)5AA(CA)13        7         49%      0.50
Mfd7          --        213 bp     (CA)20TA(CA)2        6         54%      0.51
Mfd8          --        185 bp         (AC)20           8         58%      0.58
Mfd9     19e            100 bp         (CA)17           9         72%      0.69
Mfd10    19             138 bp         (AC)14           6         39%      0.42

--------------------------------------------------------------------------------

(a) Mfd stands for Marshfield. The marker name substitutes for the probe name in RFLP markers and denotes a specific pair of amplification primers for each locus.

(b) Sizes of amplified DNA fragments corresponded to the predominant allele for each marker. Estimated error is 2 bp.

(c) Sequences for Mfd1-Mfd5 were taken from GenBank. Sequences for Mfd6-Mfd10 were determined in the laboratory.

(d) PIC is Polymorphism Information Content (Botstein et al (1980), Am J. Hum. Genet. 32:314-331).

(e) Markers 9 and 10 were developed using clones selected from a chromosome 19specific phage library.

                                     TABLE 3

--------------------------------------------------------------------------------
                Allele Frequencies for (dC-dA)n.(dG-dT)n Markers

                                              Marker
                            ------------------------------------------
ALLELEA         1      2     3      4      5      6      7      8      9     10
               ---    ---   ---    ---    ---    ---    ---    ---    ---    ---
Z + 14         --(b)  --    --     --      1%    --     --     --     --     --
Z + 10         --     --    --     --     --      3%    --      1%    --     --
Z + 8          --     --     3%    --      3%    11%    --      3%    --     --
Z + 6          --     --    35%     2%     4%     1%    --      7%     3%     1%
Z + 4          18%     6%   --      6%    15%     1%     6%     2%     1%    --
Z + 2          16%    11%    1%    13%    15%     3%     4%    27%    12%     5%
Z              60%    81%   39%    70%    34%    64%    66%    54%    38%    73%
Z - 2           5%     2%   --      1%     3%    18%    15%     4%     6%    --
Z - 4          --     --     8%    --      2%    --      7%     1%     4%    10%
Z - 6          --     --    14%     8%     1%    --     --     --      4%     9%
Z - 8          --     --    --     --     --     --      2%    --     31%     1%
Z - 12         --     --    --     --     --     --     --     --      1%    --
Z - 14         --     --    --     --     11%    --     --     --     --     --
Z - 16          1%    --    --     --     --     --     --     --     --     --
Z - 22         --     --    --     --     12%    --     --     --     --     --
SPREAD(c)(bp)  20      6    14     12     36     12     12     14     18     14
--------------------------------------------------------------------------------

(a) Z indicates the predominant allele for each marker.

(b) A dash means this allele was not found.

(c) Spread is the size difference between amplified DNA fragments corresponding to largest and smallest alleles.

Example V

Demonstration of Mendalian codominant inheritance of (dC-dA)n.(dG-dT)n markers.

General Procedure

DNA from individuals of the CEPH families and from other three generation families was used as template for the amplification of various (dC-dA)n.(dG-dT)n markers using the procedure described in Example II.

Results

FIG. 4 shows the amplified DNA from markers Mfd1, Mfd3 and Mfd4 from CEPH family 1423. DNA fragment sizes in bases are marked to the left of the gel. Individual genotypes are listed below the gel. All three markers showed Mendelian behavior for this family.

A total of approximately 500 family/marker combinations have been tested to date. Mendelian codominant inheritance has been observed in all cases; no new mutations have been found. Therefore new mutations are unlikely to be a general problem with the (dC-dA)n.(dG-dT)n markers.

Example VI

Artifacts of the amplification reactions.

General Procedure

Aliquots of two different (dC-dA)n.(dG-dT)n amplified fragments (two different markers from two individuals), untreated from the polymerase chain reaction (C), were brought up to 200 (mu)M dATP and then incubated at 37.degree. for 30 min with 6 units of Klenow enzyme (K), 1 unit of T4 DNA polymerase (P), or with no additional enzyme (T). Samples were then mixed with formamide sample buffer and loaded on polyacrylamide gels.

For the results shown in FIG. 6, DNA from an individual with the Mfd3 genotype Z+6, Z-6 was amplified with modified Mfd3 primers (AGGCTGCAGGATTCACTGCTGTGGACCCA and GTCGGTACCGGTCTGGAAGTACTGAGAAA) so that sites for the restriction enzymes Pst I and Kpn I were located at opposite ends of the amplified DNA. An aliquot of the amplified DNA from a 27 cycle reaction was diluted 60,000 fold with 0.2X TE, and 10 (mu)l of the dilution (approximately 10.sup.5 molecules) were amplified with the same primers for another 27 cycles. An aliquot of the second amplification reaction was diluted as above and subjected to a third 27 cycle reaction. Amplified DNA samples were treated with T4 DNA polymerase prior to electrophoresis.

Amplified DNA from the first reaction described in the above paragraph was digested with Kpn I and Pst I, extracted with phenol, and simultaneously concentrated and dialyzed into 0.2X TE using a Centricon 30 cartridge. This DNA was then ligated into mp19 and transformed into E. coli. Clear plaques on X-gal/IPTG plates from the transformed cells were picked, amplified and used to isolate single-stranded DNA. DNA from 102 such clones was sequenced. The distribution of the numbers of dinucleotide repeats in these clones is shown in Table 4.

Results

Additional bands, less intense than the major pair of bands for each allele and smaller in size than the major bands, were usually seen for the amplified DNA fragments. These bands are particularly apparent in FIGS. 2-4. The additional bands were present when cloned DNA versus genomic DNA was used as template (FIG. 1, lane P), and even when such small amounts of heterozygote genomic DNA were used as template that only one of the two alleles was amplified. Also, DNA amplified from 63 lymphocyte clones (gift of J. Nicklas) (Nicklas et al (1987), Mutagenesis 2:341-347) produced from two individuals showed no variation in genotype for all clones from a single donor. These results indicate that the additional bands are generated as artifacts during the amplification reactions, and are not reflections of somatic mosaicism.

Griffin et al. (1988), (Am. J. Hum. Genet. 43(Suppl.):A185) recently demonstrated that DNA fragments amplified by the PCR could not be efficiently ligated to blunt ended vectors without first repairing the ends of the fragments with T4 DNA polymerase. To test whether "ragged" ends were responsible for the extra bands associated with (dC-dA)n.(dG-dT)n amplified fragments, amplified DNA
(C) was treated with the Klenow fragment of DNA polymerase I (K), with T4 DNA polymerase (P) or with no enzyme (T) as shown in FIG. 5. Both Klenow enzyme and T4 DNA polymerase simplified the banding pattern somewhat by eliminating extra bands which differed in size from the most intense bands by 1 base. These enzymes also reduced the size of the most intense bands by 1 base. The most likely explanation for these results is the Taq polymerase produces a mixture of fragments during the PCR with different types of ends. The most intense bands in the untreated samples are likely derived from double stranded molecules with single base noncomplementary 3' overhangs. The fainter bands which are 1 base smaller than the major bands are likely to be blunt ended. The 3'-5' exonuclease activity of Klenow or T4 DNA polymerase converts the molecules with overhangs into blunt ended molecules. Clark (1988), (Nucleic Acids Res. 16:9677) recently showed that a variety of DNBA polymerases including Taq polymerase can add a noncomplementary extra base to the 3' ends of blunt ended molecules.

Remaining after Klenow or T4 DNA polymerase treatment are extra bands which differ in size from the major bands by multiples of two bases. The data in Table 4 and FIG. 6 strongly indicate that these particular extra bands are the result of the skipping of repeats by the Taq polymerase during the amplification cycles. Sequencing of individual clones of DNA amplified for 27 cycles (first lane, FIG. 6) verifies that repeats have been deleted in the amplified DNA (Table 4). The largest of the predominant-sized fragments in the amplified DNA (with the exception of the one 20-mer) are 19 and 13 repeats in length, consistent with the Z+6, Z-6 genotype of the donor of the template DNA. Substantial numbers of clones containing fewer repeats are also seen, and this distribution matches the pattern of fragments shown in the first lane of FIG. 6. If the Taq polymerase is skipping repeats during the amplification cycles, as seems likely from the sequencing data, then further cycles of amplification in addition to the first 27 should reduce the intensities of the bands corresponding to the original DNA in the template and increase the intensities of the bands corresponding to fragments with skipped repeats. This is exactly what is observed in FIG. 6 for the amplified DNA from the reactions with 54 and 81 total amplification cycles.

                                     TABLE 4

--------------------------------------------------------------------------------
          Distribution of numbers of repeats in clones of amplified DNA

           NUMBER OF REPEATS                      NUMBER OF CLONES
--------------------------------------------------------------------------------
                  20                                      1
                  19                                     20
                  18                                     22
                  17                                      4
                  16                                      5
                  15                                      1
                  14                                      0
                  13                                     22
                  12                                     18
                  11                                      3
                  10                                      3
                   9                                      3
--------------------------------------------------------------------------------

Example VII

Use of (dC-dA)n.(dG-dT)n polymorphisms to identify individuals.

General Procedure

Genomic DNA from a collection of 18 unrelated individuals and from an unknown individual was isolated from blood and amplified with various (dC-dA)n.(dG-dT)n markers as described under Example II. Genotype frequencies were calculated from the allele frequencies shown in Table 3 assuming Hardy-Weinberg equilibria.

Results

One individual out of a group of 18 unrelated volunteers was selected so that the identity of this individual was unknown. The unknown DNA sample and the control samples were then typed for the Mfd3 and Mfd4 markers. As shown in Table 5, only three of the 18 controls had Mfd3 and Mfd4 genotypes consistent with the unknown sample, namely, individuals 22, 35 and 42. Further typing of these three samples and the unknown with four additional markers as shown in Table 5, conclusively demonstrated that the unknown DNA sample came from individual 22.

Table 6 shows the expected genotype frequencies for the six typed markers for individual 22 using the allele frequency data from Table 3. Single genotypes range in frequency from 0.04 to 0.49. The frequency for the entire collection of six markers is the product of the individual probabilities or 1.5.times.10.sup.-5 or about 1 in 65,000 people. Choosing a better, more informative collection of (dC-dA)n.(dG-dT)n markers would result in considerably greater discrimination.

                                     TABLE 5

--------------------------------------------------------------------------------
                        Genotypes for identification test
                        ---------------------------------
                                     Markers
                  ---------------------------------------------

INDIV.    MFD3         MFD4        MFD9          MFD1         MFD8        MFD11
--------------------------------------------------------------------------------
  7      137,137     169,171
  8      131,137     169,169
 10      131,143     169,169
 11      131,143     169,163
 12      143,133     169,173
 14      137,143     169,169
 22      137,137     169,169      98,92        194,192      187,185      108,116
 ukn     137,137     169,169      98,92        194,192      187,185      108,116
 23      139,143     169,167
 25      137,143     169,163
 26      133,143     169,171
 27      143,143     169,169
 30      137,143     169,171
 31      137,143     169,169
 33      137,143     169,171
 34      143,143     169,169
 35      137,137     169,169      100,92       192,192      185,183      108,108
 41      137,131     169,171
 42      137,137     169,169      104,100      192,192      185,185      120,108
--------------------------------------------------------------------------------

                                     TABLE 6

--------------------------------------------------------------------------------
                              Genotype frequencies
                              --------------------
                      Genotype              Allele                 Genotype*
Marker                for #22          Frequency for #22       Frequency for #22
--------------------------------------------------------------------------------
  Mfd3                137,137          39% 137                        15%
  Mfd4                169,169          70% 169                        49%
  Mfd9                  98,92          6% 98, 31% 92                   4%
  Mfd1                192,194          60% 192, 16% 194               20%
  Mfd8                185,187          54% 185, 27% 187               29%
  Mfd11               108,116          43% 108, 10% 116                9%
                                                                      --
                                            Total =               0.0015%

--------------------------------------------------------------------------------

*Homozygote genotype frequency = (allele frequency)(2)
Heterozygote genotype frequency = 2(allele1)(allele(2))

Various modes of carrying out the invention are contemplated as being within the scope of the following claims particularly pointing out and distinctly claiming the subject matter which is regarded as the invention.

  I claim:

1. A method of analyzing or typing polymorphic DNA fragments which contain repeats which are specific to particular loci in the genome comprising: amplifying at least one polymorphic DNA fragment containing at least one (dC-dA)n.(dG-dT)n segment using the polymerase chain reaction with a DNA sample which includes the said DNA fragment as a template, and with two oligonucleotide primers sufficiently complementary to non-repeated sequences at the ends of said fragment within said sample to hybridize therewith, and separating and characterizing amplified fragments on the basis of size.

2. The method of claim 1 further comprising labeling or marking said polymorphic DNA fragments.

3. The method of claim 1 wherein said primers are obtained by direct synthesis.

4. The method of claim 1 wherein said primers are end-labeled.

5. The method of claim 1 wherein more than one DNA fragment containing at least one segment of (dC-dA)n.(dG-dT)n is amplified and characterized simultaneously.

6. The method of claim 1 used to establish the identity, pedigree, or relationship of an individual comprising comparison of said amplified fragments with amplified fragments from the DNA of one or more control individuals wherein the control DNA samples have 25 been similarly amplified and characterized.

7. The method of claim 1 wherein the amplified fragments are separated and characterized by gel electrophoresis.

8. The method of claim 1 wherein the DNA sample is 30 genomic DNA.

9. The method of claim 1 wherein the DNA sample is cloned DNA.